AMENDMENT TO THE
INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT dated as of the 1st day of October, 2017, to the Investment Advisory Agreement, dated as of December 29, 2009, as amended September 11, 2014 (the “Agreement”), is entered into by and between Advisors Series Trust, a Delaware statutory trust (“Trust”) and Poplar Forest Capital, LLC, a Delaware limited liability company (“Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend and replace Section 7(f) of the Agreement to clarify that any reimbursements requested by the Adviser of a reduction made by the Adviser in its management fees or payment of expenses may only be made during the thirty-six months from the date of the management fee reduction and/or expense payment; and

WHEREAS, the parties mutually agree to amend the Agreement by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Section 7(f) of the Agreement is hereby replaced and superseded by the following:

“7. INVESTMENT ADVISORY AND MANAGEMENT FEE.

(f) Any such reductions made by the Adviser in its fees or payment of expenses which are the Fund’s obligation are subject to reimbursement by the Fund to the Adviser, if so requested by the Adviser, in any subsequent month in the three year period from the date of the management fee reduction and expense payment if the aggregate amount actually paid by the Fund toward the operating expenses for such fiscal year (taking into account the reimbursement) will not cause the Fund to exceed the lesser of:  (1) the expense limitation in place at the time of the management fee reduction and expense payment; or (2) the expense limitation in place at the time of the reimbursement.  Any such reimbursement is also contingent upon Board of Trustees review and approval at time the reimbursement is made.  Such reimbursement may not be paid prior to the Fund’s payment of current ordinary operating expenses.”

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer, as applicable, on one or more counterparts as of the date set forth above.

ADVISORS SERIES TRUST:

By:	/s/ Douglas G. Hess
Douglas G. Hess
President

POPLAR FOREST CAPITAL, LLC:

By:	/s/ J. Dale Harvey
J. Dale Harvey